EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
July 10, 2015

Centrus Appoints Stephen S. Greene as Senior Vice President and CFO

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) announced today that Stephen S. Greene has been appointed senior vice president, chief financial officer and treasurer, effective July 24, 2015. Mr. Greene has served as vice president, finance and treasurer since 2007.

“Since joining the company, I have been impressed with Steve’s financial acumen and strategic foresight,” said Daniel B. Poneman, Centrus president and chief executive officer. “He has been instrumental in helping us reshape our enrichment business. His strong leadership in managing the company’s financial position will allow us to take full advantage of our fresh start in rebuilding the company and its contribution to the international nuclear fuel market.”

“With a restructured balance sheet, Centrus is well positioned to succeed even under current market conditions,” said Greene. “I am excited to lead our financial efforts to grow Centrus into a preeminent U.S. nuclear fuel company in the years to come.”

In his new role, Greene will oversee the financial activities of the corporation, including accounting, treasury, financial and strategic planning, information technology, tax, procurement and investor relations. Greene is succeeding John C. Barpoulis, who is facilitating the transition of responsibilities and is leaving the company after a decade of service - including guiding the company through a period of significant change and restructuring.

“Thanks to John and the talented financial team, Centrus emerged from our restructuring process as a stronger, more nimble company, better able to serve our customers’ needs,” said Poneman. “We’ve reduced administrative overhead by 25%, cut our debt in half, and restructured our balance sheet. John’s wise counsel and guidance over the past several months have been invaluable to me and I wish him the best.”

“It is an appropriate time for transition,” said Barpoulis. “With the restructuring behind us and Dan Poneman and a new leadership team at the helm, Centrus is on solid footing to pursue new strategic initiatives. I am proud to have worked with such a skilled, talented and dedicated finance team, and I am confident in their ability to help move the company forward.”

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world.

###

Contact:
Media: Jeremy Derryberry (301) 564-3392
Investors: Don Hatcher (301) 564-3460